EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in the Annual Report (Form 10-K) for 2002 filed with the Securities and Exchange Commission as part of the Registration Statement (Form S-3 No. 333-73338) and the incorporation by reference in the related Prospectus of our report dated January 21, 2003, with respect to the financial statements of VF Mall LLC included in the Annual Report (Form 10-K) for the year ended December 31, 2002 of Structured Asset Securities Corporation, LB-UBS Commercial Mortgage Trust 2002-C4, Commercial Mortgage Pass-Through Certificates, Series 2002-C4.

/s/ Ernst & Young LLP

Los Angeles, California

March 28, 2003